Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (No. 333-284105) of Capstone Holding Corp. of our report dated March 31, 2025 on the consolidated financial statements of Capstone Holding Corp., which appear in this Annual Report on Form 10-K of Capstone Holding Corp.

/s/ GBQ Partners LLC

Columbus, Ohio

March 31, 2025